UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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Journal Media Group, Inc.
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January 25, 2016

PRIVATE AND CONFIDENTIAL

VIA ELECTRONIC MAIL

Timothy E. Stautberg

President and Chief Executive Officer

Journal Media Group, Inc.

333 W. State St.

Milwaukee, WI 53203-1309

Re:                             Agreement and Plan of Merger, dated as of October 7, 2015, by and among Gannett Co., Inc. (“Gannett”), Jupiter Merger Sub, Inc. and Journal Media Group, Inc. (“Journal Media Group”)

Dear Tim:

I’m writing to you in light of the recent public statements made by both GAMCO Investors, Inc. (“GAMCO”) and Water Island Capital LLC (“Water Island”) suggesting that Gannett’s merger consideration of $12.00 per share may fail to adequately take into account the value of Journal Media Group’s real estate holdings.  In response to these claims, we feel we must reiterate our position that we strongly believe our offer delivers full and fair value to your shareholders, and we want to emphasize that we have no intention of providing any consideration in excess of that contemplated by our existing merger agreement.

The merger consideration we have offered reflects our valuation of the entirety of Journal Media Group. The $12.00 per share consideration exceeds the value offered by any other bidder to date by a substantial margin, and even exceeds GAMCO’s own prior estimated value of the company. It also constitutes immediate and certain cash value for your shareholders,  in contrast to the purely speculative and indeterminate value that may be available in a future series of real estate transactions. Furthermore, as I am sure you recall, the consideration represents a substantial premium to Journal Media Group’s stock price at any time prior to the announcement of our transaction, and putting our deal at risk could have a significant negative impact on the current stock price, particularly in light of recent overall market conditions.

We are of the view that the unsupported claims that we have undervalued the company are merely an attempt to bully Gannett into offering additional consideration that exceeds that fair value of the shares. Let me be clear — we will not offer or consent to any additional consideration to your shareholders.

We appreciate your cooperation to date and expect that you will continue to aggressively seek shareholder approval of our transaction, in accordance with your obligations under the merger agreement. We remain fully committed to closing our transaction pursuant to the terms of our agreement, and we hope that you and your Board continue to share our enthusiasm about the future of our combined company as the country’s leading community newspaper and news organization.

Sincerely,

GANNETT CO., INC.

By
Robert J. Dickey
President and CEO